Exhibit 3.22
BY-LAWS
OF
PARAVION TECHNOLOGY, INC.
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BY-LAWS

ARTICLE I

Identification
Section 1.Name. The name of the Corporation is Paravion Technology, Inc., hereinafter sometimes referred to as the “Corporation.”
Section 2.Registered Office and Registered Agent. The address of the registered office of the Corporation is 116 North Racquette Drive, Fort Collins, Colorado 80524. The name of the registered agent at such address is N. Larry Hansen.
Section 3.Seal. The seal of the Corporation shall be as impressed hereon:
ARTICLE II

Capital Stock
Section 1.Amount. The aggregate number of shares of capital stock of this Corporation is ten thousand (10,000) shares of common stock without par value.
Section 2.Consideration for Shares. The capital stock, including both authorized but previously unissued shares as well as treasury shares, may be issued for such consideration as shall be fixed from time to time by the Board of Directors.
Section 3.Payment for Shares. The consideration for the issuance of shares may be paid, in whole or in part, in money, in other property, tangible or intangible, or in labor or services actually performed for the Corporation, according to the corporate laws of the State of Colorado. In the absence of fraud in the transaction, the judgment of the Board of Directors or the shareholders, as the case may be, as to the value of the consideration received for shares shall be conclusive. No certificate shall be issued for any share until such share is fully paid.
Section 4.Certificate Representing Shares. Each holder of the capital stock of the Corporation shall be entitled to a certificate signed by the President or a Vice President and the Secretary or an Assistant Secretary of the Corporation, and sealed with the seal of the Corporation, certifying the number of shares owned by him in the Corporation. Such certificate shall comply with the corporate laws of the State of Colorado on the date of its issuance.
Section 5.Transfer of Stock. The shares of the Corporation shall be transferable only on the books of the Corporation upon surrender of the certificate or certificates representing the same, properly endorsed.
ARTICLE III

Meetings of Shareholders
Section 1.Place of Meetings. Meetings of the Shareholders of the Corporation shall be held at the registered office of the Corporation, or at such other place as shall be determined by the Board of Directors.

Section 2.Annual Meetings. The annual meeting of the Shareholders shall be held on the second Tuesday in February of each year if such day is not a legal holiday, and if a legal holiday, then the same day of the following week that is not a legal holiday. Failure to hold the annual meeting at the designated time shall not work a forfeiture or dissolution of the Corporate Charter.
Section 3.Special Meetings. Special meetings of the shareholders may be called by the President, the Board of Directors, or the holders of not less than one-tenth (1/10) of all shares entitled to vote at the meeting.
Section 4.Notice of Meeting – Waiver. Notice of all meetings of Shareholders of the Corporation, both regular and special, shall be given in accordance with 1973 C.R.S. Chapter 7-4-112, unless waived by compliance with 1973 C.R.S. Chapter 7-4-119 and 122.
Section 5.Voting at Meetings.
(a)Voting Rights. Every holder of the capital stock of the Corporation shall be entitled to one (1) vote for each share of capital stock standing in his name on the books of the Corporation. Cumulative voting shall not be allowed in the election of directors.
(b)Quorum. All of the authorized and outstanding shares entitled to vote thereat, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. The shareholders present at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If a quorum shall not be represented at any meeting of the Shareholders, such meeting may be adjourned for a period of not to exceed sixty (60) days at any one adjournment. If, at the time that a meeting of the shareholders is reconvened after adjournment as above provided, there is present less than all of the authorized and outstanding shares entitled to vote thereat, those shares that are present shall be entitled to conduct a meeting.
(c)Proxies. A shareholder may vote either in person or by proxy in writing by the shareholder, or his duly authorized attorney-in-fact. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.
ARTICLE IV

Board of Directors
Section 1.Number and Qualifications. The duties and affairs of the Corporation shall be managed by a Board of not less than three (3) nor more than five (5) directors, who need not be residents of the State of Colorado nor Shareholders of the Corporation. The Directors by their own vote shall determine the number of Directors between three (3) and five (5) each year at the annual meeting of the Directors.
Section 2.Election. The initial Board of Directors shall hold office until the first annual meeting of shareholders and until their successors shall have been elected and qualified. At the first annual meeting of shareholders, and at each annual meeting thereafter, the shareholders shall elect Directors to hold office until the next succeeding annual meeting of shareholders. Each director shall hold office for the term of which he is elected and until his successor shall be elected and qualified.

Section 3.Vacancies. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, provided that a director elected to fill a vacancy based upon an increase in the number of directors shall serve only until the next annual meeting.
Section 4.Place of Meetings. Meetings of the Board of Directors may be held either within or without the State of Colorado, at such place as is designated in the notice or waiver of notice thereof.
Section 5.Annual Meeting. The Board of Directors shall meet each year immediately after the annual meeting of shareholders for the purpose of organization, election of officers, and consideration of any other business that may be properly brought before the meeting. No notice of any kind to either old or new members of the Board of Directors for such annual meeting shall be necessary.
Section 6.Other Meetings. Other meetings of the Board of Directors may be held upon notice by letter, telegram, cable, or radiogram, delivered for transmission not later than during the seventh day immediately preceding the date for such meeting, or by word of mouth, telephone, or radiophone received not later than during the third day immediately preceding the day for such meeting, upon the call of the President or Secretary of the Corporation, at any place within or without the State of Colorado. Notice of any meeting of the Board of Directors may be waived in writing signed by the person or persons entitled to such notice, whether before or after the time of such meeting, and shall be equivalent to the giving of such notice. Attendance of a director at such meeting shall constitute a waiver of notice thereof, except where a director attends a meeting for the express and announced purpose of objecting to the transaction of any business, because such meeting is not lawfully convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice, or waiver of notice of such meeting.
Section 7.Quorum. A majority of the number of directors fixed by these By-Laws shall constitute a quorum for the transaction of business. The act of the majority of the directors present at such meeting, at which a quorum is present, shall be the act of the Board of Directors.
Section 8.Loans. The Board of Directors shall have the following power with respect to the lending of funds:
(a)Generally. To lend money for any of the purposes set forth in the Articles of Incorporation; to invest the funds of the Corporation from time to time; and to take and hold real and personal property as security for the payment of funds so loaned or invested.
(b)To Employees. To lend money to, and otherwise assist its employees.
Section 9.Removal. Any Directors may be removed from office, either with or without cause, at any time, and another person may be elected to his place, to serve for the remainder of his term, at any special meeting of shareholders called for this purpose, by vote of a majority of all of the shares of stock outstanding and entitled to vote. If the notice calling such meeting so provides, the vacancy caused by such removal may be filled at such meeting by a vote of a majority of the shareholders present and entitled to vote for the election of directors. In any case, any vacancies so created not filled by the shareholders at such meeting may be filled by the directors as hereinabove provided.

Section 10.Executive Committee. The Board of Directors shall have the authority by resolution adopted by a majority of the whole Board to designate two or more of their number as an Executive Committee in the manner provided by 1973 C.R.S. Section 7-5-107.
ARTICLE V

Officers
Section 1.Officers. The officers of the Corporation shall consist of a President, Secretary, Treasurer, and as many Vice Presidents and such other officers and assistant officers and agents as may be deemed necessary by the Board of Directors. Any two or more offices may be held by the same person, except the offices of President and Secretary or Assistant Secretary shall note be held by the same person. It is understood that the office of President shall not be held by the same person that is Secretary or Assistant Secretary. Officers need not be Directors of the Corporation.
Section 2.Vacancies. Whenever any vacancies shall occur in any office by death, resignation, increase in the number of offices of the Corporation, or otherwise, the same shall be filled by the Board of Directors and the officer so selected shall hold office until his successor is chosen and qualified.
Section 3.President. The President shall be the Executive Officer of the Corporation and shall exercise detailed supervision over the business of the Corporation and over its several officers, subject, however, to the control of the Board of Directors. The President shall preside at all meetings of shareholders and directors and discharge all the duties which devolve upon a presiding officer. The President shall have full authority to execute proxies in behalf of the Corporation, to vote stock owned by it in any other corporation, and to execute, with the Secretary, powers of attorney appointing other corporations, partnerships, or individuals the agent or agents of the Corporation, all subject to the provisions of the corporate laws of the State of Colorado then in effect and the Articles of Incorporation of this Corporation and these By-Laws. In general, the President shall perform all duties as from time to time may be assigned to him by the Board of Directors.
Section 4.Vice President. Vice President shall perform all duties incumbent upon the President during the absence or disability of the President, and shall perform such other duties as these By-Laws may require or the Board of Directors may prescribe.
Section 5.Secretary. The Secretary shall attend all meetings of the Shareholders and of the Board of Directors, and shall keep, or cause to be kept in a book provided for the purpose, a true and complete record of the proceedings of such meetings, and shall perform a like duty for all standing committees appointed by the Board of Directors, when required. He shall attend to the giving and serving of all notices of the Corporation, and shall perform such other duties as these By-Laws may require or the Board of Directors may prescribe.
Section 6.Treasurer. The Treasurer shall keep correct and complete records of account, showing accurately at all times the financial condition of the Corporation. He shall be the legal custodian of all money, notes, securities and other valuables which may from time to time come into the possession of the Corporation. He shall immediately deposit all funds of the Corporation coming into his hands in some reliable bank or other depository to be designated by the Board of Directors, and shall keep such bank account in the name of the Corporation. He shall furnish at meetings of the Board of Directors, or whenever requested, a statement of the financial condition of the Corporation, and shall perform such other duties as these By-Laws may require or the Board of Directors may prescribe. The Treasurer may be required to furnish bond in such amount as shall be determined by the Board of Directors.

Section 7.Delegation of Authority. In case of the absence of any officer of the Corporation, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate the powers and duties of such officer to any other officer or to any director or employee of the Corporation, for the time being.
Section 8.Other Officers. The Board of Directors shall have the power to appoint such other and assistant officers as they may deem necessary for the proper management of the Corporation. Assistant Secretaries and Assistant Treasurers appointed pursuant to this Section shall have all of the power hereby delegated to the Secretary and Treasurer, respectively, not specifically excluded by the terms of their appointment or other resolution of the Board of Directors.
Section 9.Removal. Any officer may be removed by the Board of Directors with or without cause and without prejudice to contract rights, if any. Election or appointment of an officer to office shall not, of itself, create contract rights.
Section 10.Assistant Officers. Any assistant officer shall have all the responsibility and authority hereby vested in the office itself. The signature of an assistant officer to any corporate document of corporate undertaking shall be considered as binding as that of the officer itself.
ARTICLE VI

Miscellaneous Provisions
Section 1.Dividends. Dividends shall be declared at such time, in such kind and such amount as the Board of Directors may direct, but no dividend shall be declared in violation of the corporate laws of the State of Colorado.
Section 2.Fiscal Year. The Corporation shall operate on a calendar year basis from January through December of each year.
Section 3.Amendments. Any and all provisions of these By-Laws may be altered, amended, repealed or added to at any meeting of the Board of Directors.
Section 4.Signature of a Director or Shareholder. The signature of a director or officer of the Corporation appearing on any document or memorandum of meetings or other corporate activity shall be a full and complete waiver of any notice that may have been given or in any way required to have been given of the meeting or activity with which the document or memorandum deals; and the truth or validity of that which is set forth in the document or memorandum shall be conclusively presumed.

CERTIFICATE
I, the undersigned, duly elected Secretary Paravion Technology, Inc., hereby certify that the foregoing are the By-Laws of said Corporation, as adopted by the Board of Directors on the day of Nov. 8, 1985, at a duly constituted meeting thereof.
WITNESS MY HAND and the official Corporate Seal this 8 day of Nov., 1985.